Dreyfus

August 6, 2012

We are writing to follow-up on proxy materials that were previously mailed to you regarding the Special Meeting of Shareholders of Dreyfus Institutional Reserves Funds (the "Fund") and to notify you that the Special Meeting of Shareholders of the Fund has been adjourned to10:30 a.m. on August 31, 2012 at the offices of The Dreyfus Corporation, 200 Park Avenue, 8th Floor, New York, NY 10166. Our records indicate that we have not received your vote on the important proposal affecting your investment in the Fund. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the Meeting.

Please Vote Today!

A copy of the Proxy Statement is available by calling the toll free number shown below.

You may not think your vote is important, but your participation is critical to hold the Meeting, so please vote immediately. With the adjournment of the meeting to August 31st, you still have time to cast your vote. You and all other Fund shareholders will benefit from your cooperation.

1-800-431-9629

Although the response thus far has been very favorable, not enough votes have been cast to meet the necessary requirements.

Your vote is urgently needed!

Please vote now to be sure your vote is received in time for the Fund's

August 31, 2012

Special Meeting of Shareholders.

Voting takes only a few minutes. Thank you for your participation in this important matter.

Dreyfus Institutional Reserves Funds has made it very easy for you to vote. *Choose one of the following methods:*

- **Speak to** a proxy specialist by calling the number above. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)
- **Log on** to the website noted on the enclosed proxy card and enter your control number printed on the card. Vote by following the on-screen prompts.
- **Call** the phone number on the enclosed proxy card and enter the control number printed on the card. Follow the touchtone prompts.
- **Mail** in your signed proxy card in the envelope provided.